KARL E. REDDIES
                 CERTIFIED PUBLIC ACCOUNTANT
                   660 TAMIAMI TRAIL NORTH
                           SUITE 1
                       NAPLES, FL 33940
                        (941) 263-8887

                       October 14, 1996


Mr. Garfield Ricketts, President
BAP Acquisition Corp and Its Subsidiaries
1051 5th Avenue North
Naples, FL 33940

I have compiled the accompanying balance sheet of Ricketts Enterprises International, Inc. (a Florida S Corporation) as of December 31, 1995 and the related income statement and cash flow statement for the year then ended and the balance sheet of BAP Acquisition Corp and its subsidiaries (a Delaware Corporation) as of September 30, 1996 and the related income statement and cash flow statement for the nine months then ended in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. I have not audited or reviewed the accompanying financial statement and, accordingly, do not express an opinion or any other form of assurance on them.

Ricketts Enterprises International, Inc. became a subsidiary of BAP Acquisition Corp on December 31, 1995.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements they might influence the user's conclusions about the company's financial position.
Accordingly, the balance sheet, income statement and statement of cash flows are not designed for those who are not informed about such matters.


Sincerely,


s/s Karl E. Reddies
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Karl E. Reddies, CPA